THERMON REPORTS THIRD QUARTER FISCAL 2026 RESULTS
Delivering Record Revenue, Profitability and Bookings
Raising Full-Year Fiscal 2026 Guidance

AUSTIN, TX / ACCESSWIRE / February 5, 2026 - Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon" or the "Company"), a diversified industrial technology company and a global leader in industrial process heating solutions, today announced consolidated results for the third quarter ("Q3 2026") of the fiscal year ending March 31, 2026 ("Fiscal 2026").
THIRD QUARTER 2026 HIGHLIGHTS
(all comparisons versus the prior year period unless otherwise noted)
•Revenue of $147.3 million, +9.6%
•Gross profit of $68.7 million, +10.5%; Gross Margin of 46.6%
•Net income of $18.3 million, (1.1)%, or $0.55 earnings per diluted share (EPS)
•Adjusted Net Income (non-GAAP) of $21.9 million, +15.3%, or $0.66 Adjusted EPS (non-GAAP)
•Adjusted EBITDA (non-GAAP) of $35.6 million, +11.9%; Adjusted EBITDA margin (non-GAAP) of 24.2%
•New orders of $158.2 million, +14.1%; book-to-bill ratio of 1.1x
•Net Leverage ratio of 0.8x

MANAGEMENT COMMENTARY
“Thermon delivered a record third quarter, achieving the highest revenue, profitability, and bookings in our company’s history—an exceptional milestone that reflects both strong end‑market demand and outstanding execution across our global organization," stated Bruce Thames, President and CEO of Thermon. "Revenue increased 10% in the quarter, driven by growing momentum in the large project business, effective pricing actions, and consistent spending from our loyal customer base. The strong top-line results translated to Adjusted EBITDA growth of 12%, and an Adjusted EBITDA margin above 24%, underscoring our disciplined execution and the continued impact of our Thermon business system initiatives. Our strong margin performance combined with a continued focus on our profitability initiatives is further evidence we are well on track to meet our margin targets."

Thames continued, "We were particularly pleased by our strong bookings momentum during the quarter, with orders increasing 14% versus last year, resulting in a book-to-bill ratio of 1.1x, reinforcing the strength of our strategic positioning, our deep installed base, and favorable secular growth trends across key end markets, including data center, power generation and LNG. As a result, backlog increased 10%, and our confidence in the business outlook remains high, supported by our bid pipeline, that is up 8% compared to last year. Based on these factors, we are raising our our full-year 2026 guidance."

"The acceleration in our organic growth and strong bookings momentum are a direct reflection of an ongoing focus on our 3-Ds strategy: Decarbonization, Digitization and Diversification. Our diversification initiatives continue to position us to benefit from very powerful secular demand trends in markets such as power generation and data center, while the ongoing Decarbonization and Electrification trend, particularly in Europe, is creating strong growth opportunities for our medium voltage heaters. In addition, development of our liquid load bank testing solutions is progressing exceptionally well. We shipped our first units during the quarter, just six months after initiating development, demonstrating the ingenuity and agility of our team. Quoting activity for our data center solutions remains extremely robust, with our quote log nearly doubling sequentially, supporting our expectation for a meaningful ramp in orders in the coming quarters.”

"Thermon's disciplined financial execution continues to strengthen our balance sheet and enhance our strategic flexibility," said Jan Schott, Senior Vice President and CFO of Thermon. "We ended the third quarter with net leverage of just 0.8x and total cash and available liquidity of $141.2 million, providing us with the capacity to invest in growth while maintaining a strong financial foundation. Our capital allocation strategy remains focused on driving long-term value-enhancing organic investment, strategic acquisitions, and the return of excess capital to shareholders. With the financial strength we have built, we are well positioned to act decisively on opportunities that support our strategic priorities and sustain durable value creation."

Financial Highlights	Three months ended December 31,			Nine months ended December 31,

Unaudited, in millions, except per share data	2025	2024	% Change	2025	2024	% Change

Sales	$147.3	$134.4	9.6%	$387.9	$364.1	6.5%
OPEX Sales[1]	121.9	115.8	5.3%	322.2	310.5	3.8%
CAPEX Sales[1]	25.4	18.6	36.6%	65.7	53.7	22.3%
Net income	18.3	18.5	(1.1)%	41.8	36.5	14.5%
Diluted EPS	0.55	0.54	1.9%	1.27	1.07	18.7%
Adjusted Net Income[2]	21.9	19.0	15.3%	52.3	44.9	16.5%
Adjusted EPS[2]	0.66	0.56	17.9%	1.58	1.32	19.7%
Adjusted EBITDA[3]	35.6	31.8	11.9%	87.4	78.7	11.1%

% of Sales:
OPEX Sales[1]	82.8%	86.2%	-340 bps	83.1%	85.3%	-220 bps
CAPEX Sales[1]	17.2%	13.8%	340 bps	16.9%	14.7%	220 bps
Net income	12.4%	13.8%	-140 bps	10.8%	10.0%	80 bps
Adjusted Net Income[2]	14.9%	14.1%	80 bps	13.5%	12.3%	120 bps
Adjusted EBITDA[3]	24.2%	23.7%	50 bps	22.5%	21.6%	90 bps

1 “OPEX Sales” (non-GAAP) represents Point-in-Time Sales plus Over Time-Small Projects (i.e., less than $0.5 million in total revenue). “CAPEX Sales” (non-GAAP) represents Over Time-Large Projects (i.e., equal to or greater than $0.5 million in total revenue). See table "Reconciliation of Point-in-Time and Over-Time Sales to OPEX Sales (non-GAAP) and CAPEX Sales (non-GAAP)."
2 Represents Net income after the impact of acquisition costs, restructuring, costs associated with impairments and other charges, amortization of intangible assets, ERP implementation related costs, debt issuance costs and the tax expense/(benefit) for impact of foreign rate increases (see table, "Reconciliation of Net income to Adjusted Net Income and Adjusted EPS").
3 See table, "Reconciliation of Net income to Adjusted EBITDA."
THIRD QUARTER FISCAL 2026 PERFORMANCE
Third quarter revenue was $147.3 million, an increase of 9.6% compared to same period last year, due to improved trends in large project activity, rising demand tied to electrification and decarbonization initiatives throughout Europe, pricing benefits as well as consistent spending from long-standing customer base.
Gross profit was $68.7 million, an increase of 10.5% compared to the third quarter of last year, driven by higher sales volumes, favorable pricing actions, strong operational execution, and comparatively higher project margins. As a result gross margin was 46.6% during the third quarter, up from 46.2% last year.

Selling, general and administrative expenses were $38.3 million, up from $34.1 million last year owing to investments in our growth initiatives, as well as higher performance-based compensation.

Adjusted EBITDA was $35.6 million, up from $31.8 million last year, due to strong volume growth, strong gross margin improvement, and efficiencies from the Thermon Business System. As a result, Adjusted EBITDA margin was 24.2% during the third quarter of Fiscal 2026, up from 23.7% for the same period last year.

Backlog was $259.4 million as of December 31, 2025, representing a $23.8 million increase, or 10.1%, as compared to backlog of $235.6 million at December 31, 2024. Orders for the quarter were a record $158.2 million, up 14.1% year-over-year, with a book-to-bill of 1.1x.

Balance Sheet, Liquidity and Cash Flow
As of December 31, 2025, total debt was $143.1 million, with cash and cash equivalents of $46.9 million, resulting in net debt of $96.3 million, down from $110.0 million at September 30, 2025, reflecting strong operating results and disciplined financial management. The Company maintained a net leverage ratio of 0.8x at quarter-end, down from 1.0x at the end of the prior quarter, reflecting continued financial discipline and balance sheet strength.
Working capital increased by 7.2% to $190.0 million at the end of the third quarter of Fiscal 2026. During the third quarter, Free Cash Flow was $13.1 million, an increase from Free Cash Flow of $8.4 million in the prior year period. The Company repurchased $15.8 million in common shares under its existing share repurchase authorization thus far in Fiscal 2026, bringing total repurchases since the start of the program to $36 million. As of December 31, 2025, $38.5 million remains available under the current authorization.

Balance Sheet Highlights	December 31,

Unaudited, in millions	2025		2024			Change

Cash	$46.9		$38.7			21.2%
Total Debt	143.1		153.4			(6.7)%
Net Debt1 / TTM Adjusted EBITDA (non-GAAP)	0.8	x	1.1	x	(0.3)	x
Working Capital[2]	190.0		177.2			7.2%
Capital Expenditures	4.9		1.4			250.0%
Free Cash Flow (non-GAAP)[3]	13.1		8.4			56.0%
1 Total debt, net of cash and cash equivalents.
2 Working Capital equals Accounts Receivable plus Inventory less Accounts Payable.
3 See table, "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

REVISED FISCAL 2026 OUTLOOK

“Building on the momentum of our record third‑quarter results, we are raising our full‑year Fiscal 2026 outlook,” said Jan Schott, Chief Financial Officer. “Another quarter of disciplined pricing execution, a favorable book‑to‑bill ratio, and sustained strength in large‑project activity gives us strong visibility into the remainder of the year. Based on our performance to date and resilient demand across our key end markets, we are increasing our full‑year Fiscal 2026 revenue guidance to approximately $516 to $526 million and Adjusted EBITDA of approximately $114 to $120 million. We are also raising our GAAP EPS guidance to approximately $1.64 to $1.78 per share, with Adjusted EPS expected to be approximately $2.05 to $2.19 per share."

The following forward-looking guidance reflects management’s current expectations and beliefs for full-year Fiscal 2026 as of February 5, 2026, and is subject to change.

	Full Fiscal Year (Ending March 31)

Unaudited, in millions, except per share data	2025 Actual	Previous 2026 Guidance	Revised 2026 Guidance

Revenue	$498.2	$506 to $527	$516 to $526
Adjusted EBITDA (non-GAAP)	$109.2	$112 to $119	$114 to $120
EPS	$1.57	$1.62 to $1.77	$1.64 to $1.78
Adjusted EPS (non-GAAP)	$1.87	$2.00 to $2.15	$2.05 to $2.19
Conference Call and Webcast Information
Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, Jan Schott, Senior Vice President and Chief Financial Officer, and Thomas Cerovski, Senior Vice President and Chief Operating Officer, will discuss Q3 2026 results during a conference call today, February 5, 2026 at 10:00 a.m. (Central Time). The call will be simultaneously webcast and the accompanying slide presentation containing financial information can be accessed on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and +1 (412) 902-0031 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's investor relations website after the conclusion of the call.
About Thermon
Thermon is a diversified industrial technology company and a global leader in industrial process heating, temperature maintenance, environmental monitoring, and temporary power distribution solutions. We deliver engineered solutions that enhance operational awareness, safety, reliability, and efficiency to deliver the lowest total cost of ownership. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted EBITDA margin," "Adjusted Net Income/(loss)," "Free Cash Flow," "Organic Sales," "OPEX Sales", "CAPEX Sales" and "Net Debt," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income/(loss)" and "Adjusted EPS" (or "Adjusted fully diluted EPS") represent net income/(loss) before the impact of restructuring and other charges/(income), Enterprise Resource Planning ("ERP") system implementation related cost, costs associated with impairments and other charges, acquisition costs, amortization of intangible assets, tax expense for impact of foreign rate increases, and any tax effect of such adjustments. "Adjusted EBITDA" represents net income before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, acquisition costs, costs associated with restructuring and other income/(charges), ERP implementation related cost, debt issuance costs and costs associated with impairments and other charges. "Adjusted EBITDA margin" represents Adjusted EBITDA as a percentage of total revenue. "Free Cash Flow" represents cash provided by operating activities less cash used for the purchase of property, plant, and equipment. "OPEX Sales" represents Point-in-Time Sales plus Over-Time Small projects(i.e., less than $0.5 million in total revenue). “CAPEX Sales” represents Over Time-Large Projects (i.e., equal to or greater than $0.5 million in total revenue). "Net Debt" represents total outstanding principal debt less cash and cash equivalents.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin or Adjusted Net Income. Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Organic Sales, OPEX Sales, CAPEX Sales and Free Cash Flow should be considered in addition to, and not as substitutes for, revenue, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free Cash Flow as a measure of liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, OPEX Sales, CAPEX Sales and Free Cash Flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, OPEX Sales, CAPEX Sales and Free Cash Flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net income to Adjusted EBITDA," "Reconciliation of Net income to Adjusted Net Income and Adjusted EPS," "Reconciliation of Point-in-Time and Over-Time Sales to OPEX Sales and CAPEX Sales" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow." We are unable to reconcile projected fiscal 2026 Adjusted EBITDA and Adjusted EPS to the most directly comparable projected GAAP financial measure because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of and the amount of any potential applicable future adjustments, which could be significant, we are unable to provide a reconciliation for projected Fiscal 2026 Adjusted EBITDA and Adjusted EPS without unreasonable effort.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information, our Fiscal 2026 full-year guidance and our ability to achieve our strategic initiatives. When used in this discussion, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should," "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. These forward-looking statements include, but are not limited to, statements regarding: (i) our plans to strategically pursue emerging growth opportunities, including strategic acquisitions, in diverse regions and across industry sectors; (ii) our plans to secure more new facility project bids; (iii) our ability to generate more facility maintenance, repair and operations or upgrades or expansions revenue, from our existing and future installed base; (iv) our ability to timely deliver backlog; (v) our ability to respond to new market developments and technological advances; (vi) our expectations regarding energy consumption and demand in the future and its impact on our future results of operations; (vii) our plans to develop strategic alliances with major customers and suppliers; (viii) our expectations that our revenues will increase; (ix) our belief in the sufficiency of our cash flows to meet our needs for the next year; (x) our ability to integrate acquired companies; (xi) our ability to successfully achieve synergies from acquisitions; and (xii) our ability to make required debt repayments.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) future growth of our key end markets and related capital investments; (ii) our ability to operate successfully in foreign countries; (iii) uncertainty over and changes in administrative policy; (iv) general economic conditions and cyclicality in the markets we serve; (v) our ability to successfully develop and improve our products and successfully implement new technologies; (vi) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vii) our ability to deliver existing orders within our backlog; (viii) our ability to bid and win new contracts; (ix) the imposition of certain operating and financial restrictions contained in our debt agreements; (x) our revenue mix; (xi) our ability to grow through strategic acquisitions; (xii) our ability to manage risk through insurance against potential liabilities (xiii) changes in relevant currency exchange rates; (xiv) tax liabilities and changes to tax policy; (xv) impairment of goodwill and other intangible assets; (xvi) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xvii) our ability to protect our trade secrets; (xviii) our ability to protect our intellectual property; (xix) our ability to protect data and thwart potential cyber-attacks and incidents; (xx) a material disruption at any of our manufacturing facilities; (xxi) our dependence on subcontractors and third-party suppliers; (xxii) our ability to profit on fixed-price contracts; (xxiii) the credit risk associated to our extension of credit to customers; (xxiv) our ability to achieve our operational initiatives; (xxv) unforeseen difficulties with expansions, relocations, or consolidations of existing facilities; (xxvi) potential liability related to our products as well as the delivery of products and services; (xxvii) our ability to comply with foreign anti-corruption laws; (xxviii) export control regulations or sanctions; (xxix) environmental and health and safety laws and regulations as well as environmental liabilities; (xxx) changes in government administrative policy and government sanctions, including the recently enacted tariffs on trade between the U.S. and Canada; (xxxi) climate change and related regulation of greenhouse gases, and (xxxii) those factors listed under Item 1A, “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on May 22, 2025, and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have filed or may file with the SEC. Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements contained or incorporated by reference in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Jan Schott, Senior Vice President and Chief Financial Officer
Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com

Thermon Group Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands except per share amounts)

	Three Months Ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Sales	$147,310	$134,353	$387,931	$364,127
Cost of sales	78,659	72,232	210,159	200,662
Gross profit	68,651	62,121	177,772	163,465
Operating expenses:
Selling, general and administrative expenses	38,305	34,123	105,988	96,470
Deferred compensation plan expense/(income)	213	(122)	1,354	415
Amortization of intangible assets	3,480	3,463	10,471	10,262
Restructuring and other charges/(income)	—	(3,029)	—	(306)
Income from operations	26,653	27,686	59,959	56,624
Other income/(expenses):
Interest expense, net	(2,161)	(2,535)	(6,144)	(8,172)
Other income/(expense)	132	(126)	1,830	580
Income before provision for taxes	24,624	25,025	55,645	49,032
Income tax expense	6,333	6,486	13,819	12,488
Net income	$18,291	$18,539	$41,826	$36,544

Net income per common share:
Basic income per share	$0.56	$0.55	$1.28	$1.08
Diluted income per share	$0.55	$0.54	$1.27	$1.07
Weighted-average shares used in computing net income per common share:
Basic common shares	32,842	33,709	32,759	33,753
Fully-diluted common shares	33,183	34,092	32,991	34,090

Thermon Group Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
	December 31, 2025	March 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,858	$39,537
Accounts receivable, net of allowances of $1,082 and $1,230 as of December 31, 2025 and March 31, 2025, respectively	111,884	109,830
Inventories, net	116,987	88,980
Contract assets	25,101	19,188
Prepaid expenses and other current assets	19,787	16,526
Income tax receivable	—	231
Total current assets	$320,617	$274,292
Property, plant and equipment, net of depreciation and amortization of $80,648 and $75,773 as of December 31, 2025 and March 31, 2025, respectively	79,489	72,824
Goodwill	271,388	264,331
Intangible assets, net	107,368	115,283
Operating lease right-of-use assets	15,623	11,192
Deferred income taxes	1,694	895
Other non-current assets	20,522	16,635
Total assets	$816,701	$755,452
Liabilities and equity
Current liabilities:
Accounts payable	$38,887	$31,185
Accrued liabilities	34,435	35,788
Current portion of long-term debt	7,031	18,000
Contract liabilities	19,243	19,604
Lease liabilities	4,657	4,023
Income taxes payable	6,351	4,063
Total current liabilities	$110,604	$112,663
Borrowings under revolving credit facility	19,700	—
Long-term debt, net	115,823	120,366
Deferred income taxes	9,292	9,756
Non-current lease liabilities	12,971	9,299
Other non-current liabilities	9,609	8,053
Total liabilities	$277,999	$260,137
Equity
Common stock: $0.001 par value; 150,000,000 shares authorized; 34,148,233 issued and 32,845,065 outstanding at December 31, 2025, and 33,945,413 issued and 33,243,370 outstanding at March 31, 2025	$33	$33
Preferred stock: $.001 par value; 10,000,000 authorized; no shares issued and outstanding	—	—
Additional paid in capital	248,080	246,201
Treasury stock	(36,162)	(20,388)
Accumulated other comprehensive loss	(57,373)	(72,829)
Retained earnings	384,124	342,298
Total equity	$538,702	$495,315
Total liabilities and equity	$816,701	$755,452

Thermon Group Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	Nine months ended December 31,
	2025	2024
Operating activities
Net income	$41,826	$36,544
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,173	16,761
Amortization of deferred debt issuance costs	342	369
Stock compensation expense	5,203	4,046
Deferred income taxes	(1,945)	(2,277)
Remeasurement (gain)/loss on intercompany balances	(386)	937
Changes in operating assets and liabilities:
Accounts receivable	1,578	(9,703)
Inventories	(25,914)	(4,494)
Contract assets and liabilities	(6,281)	(2,117)
Other current and non-current assets	(3,224)	(10,448)
Accounts payable	6,060	(2,437)
Accrued liabilities and non-current liabilities	(647)	261
Income taxes payable and receivable	2,364	3,618
Net cash provided by operating activities	$36,149	$31,060
Investing activities
Purchases of property, plant and equipment	(10,404)	(7,178)
Sales of property, plant and equipment	22	5,759
Sale of rental equipment	507	63
Cash paid for acquisitions, net of cash acquired	—	(9,963)
Net cash used in investing activities	$(9,875)	$(11,319)
Financing activities
Proceeds from revolving credit facility	36,711	5,000
Payments on revolving credit facility	(17,011)	(10,000)
Proceeds from long-term debt	125,000	—
Payments on long-term debt	(140,438)	(14,125)
Issuance costs associated with revolving line of credit and long-term debt	(628)	—
Proceeds from option exercises	—	632
Repurchase of employee stock units on vesting	(3,398)	(3,022)
Repurchase of shares under authorized program	(15,774)	(6,189)
Payments on finance leases	(182)	(118)
Net cash provided by/(used in) financing activities	$(15,720)	$(27,822)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	621	(1,770)
Change in cash, cash equivalents and restricted cash	11,175	(9,851)
Cash, cash equivalents and restricted cash at beginning of period	41,422	50,431
Cash, cash equivalents and restricted cash at end of period	$52,597	$40,580

Thermon Group Holdings, Inc.
Reconciliation of Net income to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Net income	$18,291	$18,539	$41,826	$36,544
Interest expense, net	2,161	2,535	6,144	8,172
Income tax expense	6,333	6,486	13,819	12,488
Depreciation and amortization expense	5,702	5,624	17,173	16,761
EBITDA (non-GAAP)	$32,487	$33,184	$78,962	$73,965
Stock compensation expense	1,838	1,470	5,203	4,046
Restructuring and other charges/(income)[1]	991	(3,029)	1,334	(163)
Transaction-related costs[2]	—	—	—	355
Debt issuance cost[3]	—	—	523	—
ERP implementation-related costs	286	149	1,427	538
Adjusted EBITDA (non-GAAP)	$35,602	$31,774	$87,449	$78,741
Adjusted EBITDA %	24.2%	23.7%	22.5%	21.6%

1 Fiscal 2026 charges associated with cost-cutting measures. Fiscal 2025 charges associated with cost-cutting measures including reduction-in-force and facility consolidation, of which $0.1 million are in cost of sales.
2 Fiscal 2025 charges relate to the January 2024 Vapor Power acquisition.
3 Debt issuance costs related to refinancing the Company's credit facility.

Thermon Group Holdings, Inc.
Reconciliation of Net income to Adjusted Net Income and Adjusted EPS
(Unaudited, in thousands except per share amounts)

	Three Months Ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Net income	$18,291	$18,539	$41,826	$36,544
Amortization of intangible assets	3,480	3,463	10,471	10,262	Intangible amortization
Restructuring and other charges/(income)[1]	991	(3,029)	1,334	(163)	Operating expense and cost of sales
Transaction-related costs[2]	—	—	—	355	Operating expense
Debt issuance cost[3]	—	—	523	—	Operating expense
ERP implementation related costs	286	149	1,427	538	Operating expense
Tax effect of adjustments	(1,141)	(157)	(3,323)	(2,598)
Adjusted Net Income (non-GAAP)	$21,907	$18,965	$52,258	$44,938

Adjusted Fully Diluted Earnings per Common Share (Adjusted EPS) (non-GAAP)	$0.66	$0.56	$1.58	$1.32

Fully-diluted common shares	33,183	34,092	32,991	34,090

1 Fiscal 2026 charges associated with cost-cutting measures. Fiscal 2025 charges associated with cost-cutting measures including reduction-in-force and facility consolidation, of which $0.1 million are in cost of sales.
2 Fiscal 2025 charges relate to the January 2024 Vapor Power acquisition.
3 Debt issuance costs related to refinancing the Company's credit facility.

Thermon Group Holdings, Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited, in thousands)

	Three Months Ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Cash provided by operating activities	$17,982	$9,839	$36,149	$31,060
Cash provided by/(used in) by investing activities	(4,471)	(5,570)	(9,875)	(11,319)
Cash provided by/(used in) by financing activities	3,761	(14,163)	(15,720)	(27,822)

Cash provided by operating activities	$17,982	$9,839	$36,149	$31,060
Less: Cash used for purchases of property, plant and equipment	(4,919)	(1,393)	(10,404)	(7,178)
Free cash flow (non-GAAP)	$13,063	$8,446	$25,745	$23,882

Thermon Group Holdings, Inc.
Reconciliation of Point-in-Time and Over-Time Sales to OPEX Sales and CAPEX Sales
(Unaudited, in thousands)

	Three Months Ended December 31,		Nine months ended December 31,
	2025	2024	2025	2024
Point-in-Time Sales	$102,310	$99,562	$274,091	$258,607

Over Time - Small Projects	19,600	16,238	48,135	51,860
Over Time - Large Projects (CAPEX)	25,400	18,553	65,705	53,660
Total Over-Time Sales[1]	$45,000	$34,791	$113,840	$105,520
Total Sales	$147,310	$134,353	$387,931	$364,127

Point-in-Time Sales	102,310	99,562	274,091	258,607
Over Time - Small Projects	19,600	16,238	48,135	51,860
OPEX Sales (non-GAAP)	$121,910	$115,800	$322,226	$310,467
OPEX Sales %	82.8%	86.2%	83.1%	85.3%

1 Over Time Sales are presented as Over Time - Small Projects and Over Time - Large Projects. Over Time - Small Projects are each less than $0.5 million in total revenue and Over Time - Large Projects are each equal to or greater than $0.5 million in total revenue.